Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 20, 2010

AMONG

ASSA ABLOY INC.

AMERICAN ALLIGATOR ACQUISITION CORP.

AND

LASERCARD CORPORATION

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Table of Defined Terms

Section

Acceptance Time	Section 1.3(a)
Affiliate	Exhibit A
Agreement	Opening Paragraph
Appraisal Shares	Section 2.6
Balance Sheet Date	Section 3.5(b)
Bankruptcy and Equity Exception	Section 3.3(a)
Blue-Sky Laws	Section 3.3(c)
Board Recommendation	Section 1.2(a)
Book-Entry Shares	Section 2.7(b)
Burdensome Action	Section 6.5
Certificate	Section 2.7(b)
Certificate of Merger	Section 2.2(b)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Code	Exhibit A
Company	Opening Paragraph
Company Adverse Recommendation Change	Section 6.8(c)
Company Available Net Cash	Exhibit A
Company Board	Section 1.2(a)
Company Charter Documents	Section 3.1(b)
Company Common Stock	Introduction
Company Disclosure Letter	Opening Paragraph of Article 3
Company Employee Benefit Plan	Exhibit A
Company ERISA Affiliate	Exhibit A
Company Financial Advisor	Section 3.11
Company Financial Statements	Section 3.5(b)
Company Intellectual Property Rights	Exhibit A
Company Material Adverse Effect	Exhibit A
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Software	Section 3.15(i)
Company Stockholders Meeting	Section 6.1(b)
Company Subsidiaries	Section 3.4(a)
Company Subsidiary	Section 3.4(a)
Confidentiality Agreement	Section 6.7(b)
Constituent Corporations	Section 2.1
Continuing Employee	Section 6.2(a)
Contract	Exhibit A
Copyrights	Exhibit A
D&O Insurance	Section 6.9(c)
DGCL	Introduction
Effective Date	Section 2.2(b)
Effective Time	Section 2.2(b)
Employee Benefit Plan	Exhibit A
Environmental Laws	Exhibit A
ERISA	Exhibit A

Table of Defined Terms

(continued)

Section

Exchange Act	Section 1.1(a)
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.7(a)
Export Approvals	Section 3.14(a)
Fairness Opinion	Section 3.11
FCPA	Section 3.25(a)
GAAP	Section 3.5(b)
Governmental Authority	Section 2.7(e)
Hazardous Substances	Exhibit A
In-Licenses	Section 3.15(a)
Indemnified Party	Section 6.9(a)
Independent Directors	Section 1.3(a)
Information Statement	Section 3.3(c)
Intellectual Property	Exhibit A
Intellectual Property Agreements	Exhibit A
Involuntary Bankruptcy	Exhibit A
Judgment	Section 3.7
Knowledge	Exhibit A
Law	Section 3.3(b)
Lease	Section 3.18(a)(C)
Lien	Exhibit A
Marks	Exhibit A
Material Contract	Section 3.18(a)
Maximum Annual Premium	Section 6.9(c)
Merger	Introduction
Merger Consideration	Section 2.5(a)
Merger Sub	Opening Paragraph
Minimum Tender Condition	Annex A
Nasdaq	Section 1.1(b)
Offer	Introduction
Offer Documents	Section 1.1(e)
Offer Price	Introduction
Open Source Software	Exhibit A
Option Consideration	Exhibit A
Options	Exhibit A
Out-Licenses	Section 3.15(d)
Parent	Opening Paragraph
Parent Material Adverse Effect	Exhibit A
Patents	Exhibit A
Permits	Section 3.1(a)
Permitted Liens	Exhibit A
Person	Exhibit A
Policies	Section 3.17
Pre-Closing Tax Period	Exhibit A
Proxy Statement	Section 3.3(c)

Table of Defined Terms

(continued)

Section

Representatives	Section 6.1(a)
Registered Intellectual Property	Section 3.15(a)
Required Company Stockholder Vote	Section 3.3(a)
Restricted Stock	Exhibit A
Sarbanes-Oxley Act	Section 3.5(a)
Schedule 14D-9	Section 1.2(b)
SEC	Section 1.1(a)
Section 262	Section 2.6
Section 721	Section 3.3(c)
Securities Act	Section 1.4
Share	Introduction
Shares	Introduction
Significant Customer	Section 3.19(a)
Significant Supplier	Section 3.19(b)
Software	Exhibit A
Stock Plans	Exhibit A
Subsequent Offering Period	Section 1.1(c)
Subsidiary Documents	Section 3.1(b)
Superior Proposal	Exhibit A
Superior Proposal Notice	Section 9.1(d)(ii)(C)
Surviving Corporation	Section 2.1
Systems	Section 3.15(j)
Takeover Proposal	Exhibit A
Tax	Exhibit A
Tax Authority	Exhibit A
Tax Return	Exhibit A
Taxes	Exhibit A
Taxing Authority	Exhibit A
Tender and Support Agreement	Introduction
Tender Offer Conditions	Section 1.1(a)
Termination Fee	Section 9.3(a)
Top-Up Option	Section 1.4
Top-Up Option Shares	Section 1.4
Trade Secrets	Exhibit A
Transactions	Section 1.2(a)
Voluntary Bankruptcy	Exhibit A
Walk Away Date	Section 9.1(b)(i)

Agreement and Plan of Merger (this “Agreement”), dated as of December 20, 2010, among ASSA ABLOY Inc., an Oregon corporation (“Parent”), American Alligator Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and LaserCard Corporation, a Delaware corporation (the “Company”).

Introduction

The respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

In furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding (each share of Company Common Stock a “Share” and, collectively, the “Shares”), at a price per Share of $6.25 (such amount, or any greater amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement.

Following consummation of the Offer, the parties intend to cause Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 2.5(b) and Section 2.6, will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein.

The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the Company’s directors and executive officers are entering into a Tender and Support Agreement with Parent and Merger Sub substantially in the form attached as Exhibit B (the “Tender and Support Agreement”).

In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been validly terminated in accordance with its terms, as promptly as reasonably practicable after the date of this

Agreement, but in no event later than four (4) business days (as defined in Rule 14d-1(g)(3) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer within the meaning of the applicable rules and regulations of the SEC. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of each of the conditions set forth in Annex A (the “Tender Offer Conditions”). The Offer Price shall be net to the seller in cash, without interest.

(b) The initial expiration time of the Offer shall be midnight, New York City time on the twentieth (20th) business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)) (the “Initial Expiration Date”). Notwithstanding the foregoing, unless this Agreement is terminated in accordance with the terms hereof, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of The Nasdaq Global Market Inc. (“Nasdaq”), the SEC or the staff thereof applicable to the Offer or any period required by any other Law, and (ii) if on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire (together with the Initial Expiration Date, the “Expiration Date”), any Tender Offer Condition is not satisfied or waived, Merger Sub shall extend the Offer for one (1) or more successive periods as determined by Merger Sub of up to ten (10) business days each (or any longer period as may be requested by Merger Sub and approved in advance by the Company) in order to permit the satisfaction of all of the Tender Offer Conditions; provided, however, that in no event with respect to either clause (i) or (ii) shall Merger Sub be required to extend the Offer beyond the Walk Away Date, and provided further however, that if at the Initial Expiration Date or at any subsequent Expiration Date (other than any such Expiration Date that follows an extension of the Offer pursuant to Section 1.1(c)), all of the Tender Offer Conditions (except for the Minimum Condition) are satisfied or have been waived, Merger Sub shall only be required to extend the Offer and its Expiration Date beyond the Initial Expiration Date or such subsequent Expiration Date for one or more successive periods in order to permit the satisfaction of all of the Tender Offer Conditions for an aggregate of forty (40) business days, unless the Minimum Condition shall be satisfied earlier. The Offer may not be terminated prior to the Walk Away Date, unless this Agreement is validly terminated in accordance with Article 9, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement. Nothing in this Section 1.1(b) shall affect any termination rights in Article 9; and in the event of any conflict between the provisions of this Section 1.1(b) and Article 9, Article 9 shall be controlling.

(c) If fewer than 90% of the number of outstanding shares of Company Common Stock are accepted for payment pursuant to the Offer (excluding for this purpose as shares that are tendered for payment pursuant to the Offer any shares that are tendered in the Offer pursuant to notices of guaranteed delivery), Merger Sub may, without the consent of the Company, elect to provide a subsequent offering period (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 of the Exchange Act (each a “Subsequent Offering Period”) following its acceptance for payment of shares of Company Common Stock in the Offer. The Subsequent Offering Period, if any, shall be a period of not less than three (3) nor more than twenty (20) business days in the aggregate (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act).

(d) Merger Sub expressly reserves the right to waive any condition to the Offer, to increase the Offer Price and/or to modify the other terms of the Offer, except that, without the consent of the Company, Merger Sub shall not do any of the following:

(i) reduce the number of Shares sought to be purchased by Merger Sub in the Offer;

(ii) reduce the Offer Price;

(iii) modify or waive the Minimum Tender Condition (as defined in Annex A);

(iv) add to the Tender Offer Conditions set forth in Annex A or modify or supplement any Tender Offer Condition (other than to waive such Tender Offer Conditions);

(v) change the form of consideration payable in the Offer; or

(vi) other than as permitted or required by Section 1.1(b) or Section 1.1(c), extend or otherwise change the Expiration Date of the Offer; or

(vii) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of Shares.

(e) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal containing the terms and conditions set forth in this Agreement and Annex A and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, being referred to as the “Offer Documents”). The Company shall promptly provide Parent with all information concerning the Company that is required by applicable federal securities laws to be included in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary such that the Offer Documents do not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and Merger Sub shall afford the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to stockholders, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (i) provide to the Company and its counsel copies of any written comments (and a reasonably detailed description of any oral comments) Parent, Merger

Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, (ii) consult with the Company and its counsel prior to responding to any such comments, (iii) provide the Company and its counsel a reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Offer Documents prior to the filing thereof with the SEC and (iv) provide the Company and its counsel with copies of all such responses.

(f) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer promptly (within the meaning of Rule 14e-1(c) under the Exchange Act) after the expiration of the Offer; provided that Merger Sub shall (and Parent shall cause Merger Sub to) pay for any Shares validly tendered in any Subsequent Offering Period promptly after such Shares are tendered.

(g) The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Shares occurring or having a record date on or after the date of this Agreement and prior to the payment by Merger Sub for the Shares.

Section 1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The Company represents and warrants that the board of directors of the Company (the “Company Board”), at a meeting duly called and held, has duly and unanimously adopted resolutions (A) declaring that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (B) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof), and (C) subject to the terms of Section 6.8 hereof, recommending that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent required by applicable Law, adopt this Agreement (such recommendation, the “Board Recommendation”). The Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents unless prior to the commencement of the Offer the Company effects, or there shall occur, a Company Adverse Recommendation Change. Further, the Company represents and warrants that it has been informed that all directors and executive officers of the Company intend to tender all of their respective Shares (except for unvested shares of Restricted Stock that may not be transferred pursuant to their terms until vested), if they hold any, in the Offer and that the Offer Documents may so state.

(b) Promptly following the filing of the Schedule TO by Merger Sub (and on the date of commencement of the Offer to the extent practicable), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the “Schedule 14D-9”)

describing the recommendations referred to in Section 1.2(a) and shall mail the Schedule 14D-9 to the holders of Shares. Parent and Merger Sub shall promptly provide the Company with all information concerning Parent and Merger Sub that is required by applicable federal securities laws to be included in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent necessary such that the Schedule 14D-9 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company shall afford Parent and its counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. In addition, unless there has been any Company Adverse Recommendation Change (subject in all cases to the terms of Section 6.8), the Company shall (i) provide Parent and its counsel copies of any written comments (and a reasonably detailed description of any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) consult with Parent and its counsel prior to responding to any such comments, (iii) provide Parent and its counsel a reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Offer Documents prior to the filing thereof with the SEC and (iv) provide Parent and its counsel with copies of all such responses.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the Transactions. If the Offer is terminated or if this Agreement shall be terminated, Parent and Merger Sub shall promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.

Section 1.3 Directors.

(a) Subject to applicable Law and Nasdaq rules applicable to the Company, promptly upon the acceptance for payment of, and payment by Merger Sub for, Shares pursuant to the Offer (the “Acceptance Time”), and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) the number of Shares owned by Parent or Merger Sub or any other subsidiary of Parent bears to (ii) the total number of Shares that are issued and outstanding, and the Company shall, at such time, use its reasonable best efforts to cause Merger Sub’s designees to be so elected. The Company shall also, upon the request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, subject to compliance with applicable Laws and Nasdaq rules applicable to the Company, and (ii) each board of directors (or similar body) of each Company Subsidiary and each committee of such board of directors (or similar body); provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two (2) directors who are directors on the date of this Agreement and who are not officers of the Company or any Company Subsidiary (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below two (2) for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who is either a member of the Company Board on the date of this Agreement or is not an officer or Affiliate of the Company, any Company Subsidiary, Parent or Merger Sub, and such person shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two (2) persons to fill such vacancies who are either members of the Company Board on the date of this Agreement or not officers or Affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, use its reasonable best efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above.

(b) The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3, including mailing to the Company’s stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9, as contemplated by Section 1.2(b)) as is necessary to fulfill the Company’s obligations under Section 1.3(a). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself, Merger Sub and their respective nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1. The provisions of Section 1.3(a) are in addition to and shall not limit any rights Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of Law with respect to the election of directors or otherwise.

(c) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company’s rights under this Agreement or (iv) any other determination with respect to any action to be taken or not taken by or on behalf of Company or the Company Board relating to this Agreement or the Transactions contemplated hereby that is reasonably likely to adversely impact the holders of Shares. The Independent Directors shall have the authority to retain counsel reasonably satisfactory to the Parent (which may include current counsel to the Company) at the expense of the Company (to the extent such expenses are reasonable) for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Time but prior to the Effective Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms (and such authorization for such an action shall constitute the authorization of the Company Board and no other action on the part of the Company or the Company Board, including any action by any committee thereof or any other director of the Company, shall be required to authorize such action).

Section 1.4 Option to Acquire Additional Shares. The Company hereby grants to Merger Sub an option (the “Top-Up Option”), exercisable in accordance with this Section 1.4 for so long as this Agreement has not been terminated pursuant to the provisions hereof, to purchase that number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of Shares (but not less than that number) that, when added to the number of Shares owned by Merger Sub immediately following consummation of the Offer (including any Subsequent Offering Periods), shall constitute one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a cash purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option may be exercised by Merger Sub (in whole and not in part) at any time following the Acceptance Time and prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement. The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of the Shares pursuant thereto, Parent and Merger Sub would hold one (1) Share more than 90% of the Shares then outstanding. In no event shall the Top-Up Option be exercisable (i) more than once, or (ii) for a number of shares of Company Common Stock in excess of the Company’s then authorized and unissued Shares (including as authorized and unissued shares of Common Stock, for purposes of this Section 1.4, any Shares held in the treasury of the Company). The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with Article 9. If Merger Sub wishes to so exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof specifying the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares and the number of Top-Up Option Shares that Merger Sub wishes to purchase pursuant to the Top-Up Option and a place and time (which, subject to applicable Law and any required regulatory approvals, shall be at least two (2), but not more than five (5), business days after the date of delivery of such written notice (unless a shorter period is requested by Merger Sub and consented to in advance by the Company) for the closing of such purchase. At such closing, (i) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (x) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (y) the Offer Price) shall be paid to the Company, at Merger Sub’s election either (A) in immediately available funds by wire transfer to an account designated by the Company or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by delivering Parent’s unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price, which promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date thereof and may be prepaid in whole or in part without premium or penalty, in the form attached hereto as Exhibit C, and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased (or if the Company does not then issue Shares in certificated form, the applicable number of Shares in non-certificated book-entry form). The Top-Up Option Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance on Section 4(2) of the Securities Act and/or Rule 506 thereunder. Merger Sub shall acquire the Top-Up Option Shares for investment purposes only and not with a view to any distribution thereof, and will not sell any Top-Up Option Shares purchased pursuant to this Section except in compliance with the Securities Act. Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 as contemplated by Section 2.6.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in compliance with the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 2.2 Merger Closing.

(a) The Merger shall be consummated (the “Closing”) at 10:00 a.m. (Eastern Standard Time) on a date to be specified by the parties, which shall be no later than the second (2nd) business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date” respectively).

Section 2.3 Effect of Merger; Organizational Documents; Directors and Officers.

(a) The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) The certificate of incorporation of the Surviving Corporation shall at the Effective Time be amended in its entirety to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time and as attached hereto as Exhibit D, until thereafter amended as provided therein and under the DGCL. The by-laws of Surviving Corporation shall at the Effective Time be amended in their entirety to read the same as the by-laws of Merger Sub as in effect immediately prior to the Effective Time and as attached hereto as Exhibit E, until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

(c) If requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at the Effective Time.

Section 2.4 Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 2.5(b) and (ii) any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.7, without interest.

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 2.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.5(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.5(a). The Company shall promptly notify Parent in writing of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.7(a) to pay for Appraisal Shares shall be returned to Parent upon demand.

Section 2.7 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.7. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or non-certificated Shares represented by Book-Entry (“Book-Entry Shares”) (which form shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and the Surviving Corporation shall cause the Exchange Agent to pay to such holder, the Merger Consideration in respect of the Shares theretofore represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.7 the Merger Consideration in respect of the Shares theretofore represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book Entry Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and Book Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any United States federal, state or local governmental or regulatory authority or any governmental or regulatory authority outside of the United States (each, a “Governmental Authority”), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Law. To the extent that amounts are so withheld by Parent and paid to the appropriate Taxing Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

Section 2.8 Company Options; Restricted Stock; Restricted Stock Units.

(a) Prior to the Effective Time, the Company shall take all actions necessary to provide that each Option outstanding (whether or not vested) immediately prior to the Effective Time shall be cancelled immediately following the Effective Time and thereupon converted into the right to receive a cash amount equal to the Option Consideration for each Share then subject to the Option, or, if the Option Consideration shall be a negative number, no such cash payment shall be due and owing. Except as otherwise provided below, any Option Consideration due and owing shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. Prior to the Effective Time, the Company shall make any amendments to the terms of the Stock Plans, and take any other actions, as are necessary to give effect to the transactions contemplated by this Section 2.8. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Stock Plans, such termination to be effective immediately after the Effective Time.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide for the lapse immediately following the Effective Time of all forfeiture provisions applicable to any shares of Restricted Stock and each Restricted Sock Unit. Immediately after the Effective Time, each share of Restricted Stock and each Restricted Stock Unit shall be converted into the right to receive a cash payment equal to the Merger Consideration per Share, less any applicable withholding, such payment to be made as soon after the Closing Date as shall be practicable.

Section 2.9 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company SEC Reports filed by the Company with the SEC between January 1, 2010 and the date hereof (other than any “risk factor” disclosure or any other forward looking statements set forth therein), or (ii) as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to other applicable sections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) Each of the Company and the Company Subsidiaries is a corporation or limited liability company or other legal entity or organization duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted. Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted (collectively, “Permits”), except for such Permits, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the amended and restated certificate of incorporation and amended and restated by-laws of the Company (the “Company Charter Documents”) that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended April 2, 2010 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries (the “Subsidiary Documents”), in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board and the Company Subsidiaries since January 1, 2007; provided that the Company shall not be obligated to furnish to Parent any minutes for meetings that only discuss the Transactions or alternatives thereto considered by the Company Board and, for meetings at which multiple topics shall have been discussed, the Company shall be permitted to redact those portions of minutes for such meetings reflecting discussions regarding the Transactions or alternatives thereto. The Company has provided or made available to Parent complete and correct copies of the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each Company Subsidiary.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, (“Company Preferred Stock”). As of the close of business on December 14, 2010: (A) 12,348,904 shares of Company Common Stock (including 150,487 shares of Restricted Stock) were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; and (D) there were outstanding Options to purchase 2,183,630 Shares, 119,392 Shares of Company Common Stock issuable upon settlement of outstanding Restricted Stock Units and 2,685,253 Shares were reserved for issuance under the Stock Plans or stand-alone agreements with executives (including upon exercise of outstanding Options and settlement of outstanding Restricted Stock Units). Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on December 14, 2010 (A) all outstanding Options and the number of shares subject thereto and the exercise price thereof, (B) all shares of Restricted Stock, and (C) each outstanding, warrant or other right to subscribe for, purchase or acquire from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, and for each of clauses (A) – (C), including the name of the holder thereof, the Stock Plan or stand-alone agreement under which it was issued, the date of grant and exercise price thereof, and the vesting schedule thereof. Except as set forth in this Section 3.2(a), there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Shares or the value of the Company or any part or division thereof. During the period from October 1, 2010 to the date of this Agreement, (i) the Company has not issued any shares of its capital stock, options, warrants voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, options, warrants, voting securities or equity interests. The Company has not, subsequent to October 1, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than Shares, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter, (i) as of December 14, 2010, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (other than the Options and awards of Restricted Stock and Restricted Stock Units disclosed on Section 3.2(a) of the Company Disclosure Letter) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or equity interests of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) The Compensation Committee of the Company Board consists solely of independent directors (as defined in the Nasdaq Marketplace Rules). All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant and no Option has been extended, materially amended or repriced since the date of the grant.

Section 3.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (to the extent required by the DGCL), for the approval of this Agreement by the holders of a majority of the issued and outstanding Shares (the “Required Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations, notifications and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ or injunction of any Governmental Authority of competent jurisdiction (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or executive order of any Governmental Authority (“Law”) applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration, notification to or filing with, any Governmental Authority of competent jurisdiction is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger; (ii) compliance with the Securities Act, Exchange Act and state securities or “blue sky” laws (the “Blue-Sky Laws”), including without limitation, the filing with the SEC of: (A) the Schedule 14D-9, (B) if necessary, a proxy statement in definitive form relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, (the “Proxy Statement”)), (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer, and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of Nasdaq; and (v) such consents, approvals, orders, authorizations, filings, declarations, notifications or registrations, that if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Subsidiaries.

(a) All of the subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter. Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and the Company or a Company Subsidiary is the record and beneficial owner of such shares, securities or interests, free and clear of any Liens or limitations on voting rights. All such shares of capital stock, equity securities and other ownership interests have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2007, the Company has filed with or furnished to the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports” ) required to be filed or furnished by the Company with or to the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented from time to time, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Report filed subsequent to the date of this Agreement and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2007 relating to the Company SEC Reports, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC Staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

(b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as may be noted therein) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year end adjustments that will not be material in amount or effect). Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities (i) as and to the extent reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of April 2, 2010 (the “Balance Sheet Date”) (including the notes thereto) or any subsequent Company Financial Statement included in the Company SEC Reports, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices, (iii) that are not, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or (iv) incurred in connection with the Transactions. The Company has a tangible net worth in excess of $35 million. For purposes of the foregoing, tangible net worth shall mean total assets minus current liabilities.

(c) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including, any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the results, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Reports.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2007, the principal executive officer and principal financial officer of the Company (or the principal executive officer and the principal financial officer of the Company at the time such report was filed) have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in any such certifications are complete and correct. For purposes of this Section 3.5(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recently completed evaluation, to the Company’s auditors and the audit committee of the Company Board and to Parent, (i) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards 60, as in effect on the date hereof.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

(g) The Company and each Company Subsidiary is in compliance in all material respects with all requirements to file forms, reports, schedules, financial statements and other documents with Governmental Authorities outside the United States.

Section 3.6 Absence of Material Adverse Changes, etc.

(a) Since October 1, 2010, except as contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice and, without limitation of the foregoing:

(i) there has not been or occurred any event, change, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(ii) neither the Company nor any of the Company Subsidiaries have taken any action described in Section 5.1 hereof that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of such provision.

(b) Without limiting the foregoing, except as disclosed in the Company SEC Reports, since the Balance Sheet Date, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of the Company Subsidiaries that materially affects the use thereof.

Section 3.7 Litigation. There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, that would be reasonably likely to (i) prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or (ii) have a Company Material Adverse Effect. There are no material Judgments of any Governmental Authority or arbitrator, in each case, of competent jurisdiction, in effect (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact (A) required to be stated therein, (B) necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (C) necessary to correct any statement in any earlier communication made by the Company with respect to the solicitation of proxies for the Company Stockholders Meeting that shall have become false or misleading in any material respect. The Schedule 14D-9, the Information Statement and the Proxy Statement (if any) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents, Schedule 14D-9, the Information Statement or the Proxy Statement (if any) based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein.

Section 3.9 Broker’s or Finder’s Fees. Except for the Company Financial Advisor, no agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

Section 3.10 Employee Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth all Company Employee Benefit Plans.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any (or, in the case of equity award agreements under the Stock Plans and employment or offer letters that may be terminated at will by, and without material liability to, the Company or a Company Subsidiary, the forms of such agreements); (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Company’s Knowledge, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) (i) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Laws; and (ii) all contributions required to be made to any Company Employee Benefit Plan have to the extent material been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement.

(e) (i) Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction that will have a material effect on the Company and the Company Subsidiaries, taken as a whole, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and (ii) to the Knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has, at any time during the last six (6) years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law, claims incurred on or before the end of the month on or immediately following the termination date of any employee, or benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.10(a) of the Company Disclosure Letter.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with a subsequent event, will (i) result in any material payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits to any material extent.

(i) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been operated in good faith compliance with the applicable provisions of Section 409A of the Code to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder.

Section 3.11 Opinion of Financial Advisor.

The Company Board has received from Imperial Capital LLC (the “Company Financial Advisor”) an opinion (the “Fairness Opinion”) to the effect that, as of the date of the opinion and subject to the considerations and limitations set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares (other than Parent, Merger Sub and their Affiliates). The Company will deliver to Parent a correct and complete copy of the Fairness Opinion promptly following the execution of this Agreement for informational purposes only and not for reliance by Parent. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion and/or references thereto in the Schedule 14D-9 and, together with a description of the material financial analyses underlying such opinion, in the Schedule 14D-9 and any Proxy Statement, subject to prior review and consent by the Company Financial Advisor.

Section 3.12 Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed all federal, state, local, municipal, and other (including with respect to jurisdictions outside of the United States) Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and all Taxes due and owing (whether or not shown as due on such Tax Returns) have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, (other than Liens for Taxes not yet due and payable). The Company and each Company Subsidiary has made payments of estimated Taxes sufficient in amount to avoid under applicable Law any underpayment penalties or interest.

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any Tax or Tax asset of the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has ever been a party to a “reportable transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign law.

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before March 31, 2006.

(f) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated, combined, or unitary Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee of successor, by contract (other than customary business arrangements entered into in the ordinary course of business, including but not limited to triple net leases and customary credit agreements), or otherwise.

(g) Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) Neither the Company nor any Company Subsidiary has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of the Company or any Company Subsidiary.

(i) No claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(j) Each of the Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(k) The unpaid Taxes of the Company or any Company Subsidiary, if any, (i) did not exceed any payables or liabilities for Taxes that are reflected or reserved against on the Company’s balance sheet as of the Balance Sheet Date (and included in the Company Financial Statements) and (ii) do not exceed any such payables or liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

(l) Neither the Company nor any Company Subsidiary has been a United States real property interest within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither the Company nor any Company Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Tax Laws of any Tax Authority.

(n) Since the Balance Sheet Date, the Company and each Company Subsidiary has only incurred liabilities for Taxes arising in the ordinary course of business.

(o) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(p) The Company and each Company Subsidiary has possession, custody or control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any Tax and of sufficient information to enable it to compute correctly its liability to Tax in so far as it relates to any event occurring on or before the Closing Date.

(q) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

(r) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iv) installment sale or open transaction disposition transaction made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

Section 3.13 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are and have for the past five (5) years been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all material permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company’s and any Company Subsidiary’s businesses or leased real property.

(ii) There are no pending or, to the Knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or any Company Subsidiary or any property currently or, to the Knowledge of the Company, formerly leased by the Company or any Company Subsidiary alleging non-compliance with or liability under any Environmental Law.

(iii) There are no conditions associated with the Company or any Company Subsidiary or its operations or any real property currently or, to the Knowledge of the Company, formerly leased or operated by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other property, including any property to which the Company or any Company Subsidiary or any person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, which would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring Environmental Liabilities.

(iv) Neither the Company nor any Company Subsidiary has assumed by contract or other binding agreement or by operation of Law any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

(b) The Company and each Company Subsidiary have made available to Parent copies of all material environmental or health and safety assessments, audits, investigations, or similar reports pertaining to the operation of the Company’s and any Company Subsidiary’s businesses and the operation or use of any real property currently or formerly leased by the Company or any Company Subsidiary and any correspondence relating to any pending or threatened claim or proceeding or any similar matter resolved in the past five (5) years, to the extent in the possession, custody or control of the Company or any Company Subsidiary.

Section 3.14 Export Control Laws. The Company and each of the Company Subsidiaries has at all times conducted its export transactions materially in accordance with (a) all applicable and material U.S. export and reexport control Laws and, (b) to the Knowledge of the Company, all other applicable and material import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of the Company Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, notifications, classifications and filings with any Governmental Authority required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Knowledge of the Company, threatened, material Legal Proceedings against the Company or any of the Company Subsidiaries with respect to such Export Approvals or with respect to the export control laws of any Governmental Authority; and

(c) No Export Approvals for the transfer of material export licenses to Parent or the Surviving Corporation are required by the consummation of the Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost.

Section 3.15 Intellectual Property.

(a) Either the Company or a Company Subsidiary owns all right, title and interest, or otherwise has a valid and continuing right to use, subject to any existing licenses or other grants to third parties, the Company Intellectual Property Rights. To the Knowledge of the Company, the Company Intellectual Property Rights comprise all of the Intellectual Property necessary for the conduct and operations of the business of the Company and each Company Subsidiary as now conducted. Section 3.15(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for registration of any Copyrights owned or held in the name of the Company or any of the Company Subsidiaries (collectively, “Registered Intellectual Property”) and the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed. The Company and each Company Subsidiary, as applicable, has taken all steps necessary to record its interests in the Registered Intellectual Property where such recordation is necessary to protect the Company’s or such Company Subsidiary’s rights therein as against third parties, except for any such steps the failure of which would not have, individually or in the aggregate, a Company Material Adverse Effect. Except for any “shrink-wrap” or other non-exclusive licenses for generally commercially available software, Section 3.15(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of all

Contracts under which the Company or any Company Subsidiary is granted a right or license to any third party’s Intellectual Property Rights that are used in and material to the conduct and operations of the business of the Company and each Company Subsidiary as now conducted (collectively, “In-Licenses”).

(b) To the Knowledge of the Company, the business and operations of the Company and the Company Subsidiaries, their current products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, offer for sale, importation, exportation, distribution, maintenance and modification of any of the foregoing as presently performed does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.

(c) There are no pending or, to the Knowledge of the Company, threatened: (i) claims by any third party alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property of a third party; (ii) claims by any third party challenging the validity, enforceability, or Company or Company Subsidiaries’ ownership or use of any of the Company Intellectual Property Rights owned by the Company or Company Subsidiaries; (iii) claims by the Company or the Company Subsidiaries alleging infringement, misappropriation, violation or dilution by a third party of any Company Intellectual Property Rights; (iv) claims by any third party against the Company or the Company Subsidiaries regarding payment of any royalty, license fee, charge or other amount due or other consideration owed by the Company or a Company Subsidiary with respect to the use by the Company or a Company Subsidiary of (A) any Intellectual Property of a third party or (B) any Company Intellectual Property Rights; or (v) claims that any default exists under any Intellectual Property Agreements, and, to the Knowledge of the Company, there is no reasonable basis for any such claims.

(d) No Company Intellectual Property Right is subject to any action, order, settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Company or that may materially affect the validity, use or enforceability of such Company Intellectual Property Rights whether before or after the Closing. Except for the agreements set forth on Section 3.15(d) of the Company Disclosure Letter, not including any customer, consultant, distribution, advertising and marketing, promotional, web development and design, and other similar commercial arrangements or agreements entered into in the ordinary course of business consistent with past practice, the Company has not granted any licenses, sublicenses, covenants not to sue or any other rights in, to or under the Company Intellectual Property Rights, in each case that is material to the business of the Company and the Company Subsidiaries as now conducted (collectively, “Out-Licenses”).

(e) To the Knowledge of the Company and as of the date of this Agreement, none of the Registered Intellectual Property Rights listed in Section 3.15(a) of the Company Disclosure Letter, except as identified therein, has lapsed, expired, been finally abandoned or been declared unpatentable, unregisterable, invalid or unenforceable, in whole or in part, by any Governmental Authority, except where it would not have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to provide a basis for such abandonment, unpatentability, unregisterability, invalidity, or unenforceability. With respect to all Registered Intellectual Property Rights listed in Section 3.15(a) of the Company Disclosure Letter, except as identified therein, all filings have been timely made, and all necessary maintenance fees, and other fees have been timely paid to continue all such rights in effect as of the date of this Agreement, except where the failure of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Each of the Company’s and Company Subsidiary’s past or present employees, agents, contractors and consultants located in the United States who has contributed to or participated in the discovery, creation, conception, reduction to practice, or development of any Company Intellectual Property Right owned by the Company or Company Subsidiaries that is material to the conduct of the business of the Company and Company Subsidiaries as now conducted: (i) has executed a valid “invention assignment” agreement (in a form delivered by Company to Parent prior to Closing) under which he/she/it has assigned to the Company or Company Subsidiary, or is under a valid obligation to assign to the Company or Company Subsidiary, all right, title and interest in such Intellectual Property; (ii) is a party to a valid “work-made-for-hire” or other agreement under which the Company or Company Subsidiary is deemed to be the original and exclusive owner and author of all subject matter and/or included in such Intellectual Property (a correct and complete copy of each such “work-made-for-hire” or other similar agreement having been delivered by Company to Parent prior to Closing); or (iii) otherwise has by operation of law irrevocably vested in the Company or Company Subsidiary all right, title and interest in such Intellectual Property by virtue of such Person’s relationship with the Company or Company Subsidiary. To the Knowledge of the Company, no such employee, agent, contractor or consultant has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such Person to the Company or any Company Subsidiary, as the case may be. To the Knowledge of the Company, no present or former employer of any such employee, agent, contractor or consultant of the Company or the Company Subsidiaries has made a claim against the Company or any Company Subsidiary that such Person is using Intellectual Property of such present or former employer in violation of such present or former’s employer’s rights thereto. To the Knowledge of the Company, no employee located outside of the United States has contributed to or participated in the discovery, creation, invention, conception, reduction to practice, or development of any Patents included in any Company Intellectual Property Right owned by the Company or Company Subsidiaries that is material to the conduct of the business of the Company and Company Subsidiaries as now conducted.

(g) The Company and the Company Subsidiaries have taken reasonable steps necessary to protect and preserve the confidentiality of their Trade Secrets that are material to the conduct of the business of the Company and Company Subsidiaries as now conducted. To the Knowledge of the Company, all employees, contractors and other parties having access to such Trade Secrets have executed a written proprietary information or confidentiality agreement with the Company or the Company Subsidiaries. To the Knowledge of the Company, there have been no violations of confidentiality with respect to any such Trade Secrets by any Person.

(h) To the Knowledge of the Company, no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Company Intellectual Property Right owned by the Company or Company Subsidiaries that is material to the conduct of the business of the Company and Company Subsidiaries as now conducted where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property other than non-exclusive licenses for research purposes.

(i) Each of the Company and the Company Subsidiaries is in actual possession of or has necessary control over the source code for all Software owned by it or exclusively licensed to it in source code form (“Company Software”). The Company or the Company Subsidiaries are in possession of all necessary documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of Company Software currently used, or that is being designed and/or developed for use, in the businesses of the Company or any Company Subsidiary as now conducted.

(j) The computer, information technology and data processing systems, facilities and services used by the Company and the Company Subsidiaries (collectively, “Systems”) are reasonably sufficient for the existing needs of the Company and the Company Subsidiaries and all necessary non-exclusive licenses for the use of such Systems by the Company and the Company Subsidiaries are current for the business of the Company and each Company Subsidiary as now conducted. To the Knowledge of the Company, (i) the Systems are substantially free of any material defects, bugs and errors, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials and (ii) there has been no unauthorized access to or breach of the Systems and no unauthorized, deletion, modification or additions to the data and information stored within such Systems.

(k) To the Knowledge of the Company, the Company and each Company Subsidiary has complied with its respective privacy policies relating to the use, collection, storage, disclosure, disposition and transfer of any personally identifiable information of third parties collected by the Company or any such Company Subsidiary, except for such noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(l) The use by the Company or any Company Subsidiary of any Open Source Software does not (i) obligate the Company or any Company Subsidiary (as a condition to the license or otherwise) to (A) disclose or distribute in source code form any portion of the Software owned by the Company or any Company Subsidiary or licensed to the Company or any Company Subsidiary from a third party without the right from such third party to do the foregoing, (B) license or otherwise make available on a royalty-free basis any portion of the Software owned by the Company or any Company Subsidiary or licensed to the Company or any of Company Subsidiary from a third party without the right from such third party to do the foregoing, (C) grant to any Person any patent rights, including non-assertion rights, owned by the Company or any Company Subsidiary or licensed to the Company or any Company Subsidiary from a third party without the right from such third party to do the foregoing or (D)

permit any licensee to modify, make derivative works of, or reverse engineer any portion of the Software owned by the Company or any Company Subsidiary or licensed to the Company or any Company Subsidiary from a third party without the right from such third party to do the foregoing or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Software owned by the Company or any Company Subsidiary.

Section 3.16 Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, are there any threatened or pending union organizing activities or representation campaigns respecting any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries. During the 180-day period preceding the Closing Date, there will have been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar state, local law or provincial law.

(b) The Company and the Company Subsidiaries are in compliance in all material respects with all Laws respecting employment, including pay equity, wages and hours of work and occupational health and safety, and to the Knowledge of the Company, there are no outstanding claims, charges, complaints, investigations or orders under any such Laws;

(c) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Company Subsidiary has been reassessed in any material respect under such legislation during the past three (3) years and, to the Knowledge of the Company, no audit of the Company or any Company Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims that may materially adversely affect the Company’s or any of the Company Subsidiaries’ accident cost experience in respect of their business.

(d) Neither the Company nor any Company Subsidiary has or reasonably anticipates any direct or indirect liability that would be material to the Company and the Company Subsidiaries taken as a whole with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all insurance policies material to the Company’s business maintained by the Company or any of the Company Subsidiaries (the “Policies”). The Company and the Company Subsidiaries are insured by insurers believed by the Company to be financially responsible insurers against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. The Policies are in full force and effect. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the material Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 3.18 Material Contracts.

(a) None of the Company or any Company Subsidiary is party to or bound by (i) any “material contract” (as such term is defined in Section 601(b)(10) of Regulation S-K promulgated by the SEC) except for those filed as exhibits to Company SEC Reports prior to the date of this Agreement or (ii) except as set forth in Section 3.18(a) of the Company Disclosure Letter, any Contract of the type described below in this Section 3.18(a) (each such Contract, whether or not set forth in Section 3.18(a) of the Company Disclosure Letter, and each “material contract” of the type described in clause (i) above (without regard to the exception therein stated) is referred to as a “Material Contract”):

(A) employment Contract (other than ordinary course employment contracts with employees located in Europe or standard at-will employment agreement with U.S. employees), severance Contract, change of control Contract or any employee collective bargaining agreement or other Contract with any labor union;

(B) Contract containing (x) covenants not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company or any of the Company Subsidiaries to work exclusively with any Person in any particular area) or (y) any other similar limitation on the ability of the Company or any of the Company Subsidiaries to transact or compete in any line of business.

(C) each lease, license, sublease or other occupancy right or similar Contract with any Person (together with any amendments or supplements thereto) (each, a “Lease”) under which the Company or any of the Company Subsidiaries are a lessee, lessor or sublessor of, or makes available for use, to any Person (other than the Company) any real property or any portion or any premises otherwise occupied by or owned by the Company or any of the Company Subsidiaries except for such Leases, the lack of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(D) Contract (x) requiring or otherwise involving the potential remaining payment by or to the Company or any of the Company Subsidiaries of more than an aggregate of $250,000, (y) in which the Company or any of the Company Subsidiaries have granted exclusive manufacturing, marketing or distribution rights, or “most favored nation” pricing or terms, to the other party to such Contract, or (z) in which the Company or any of the Company Subsidiaries have agreed to purchase a minimum quantity of goods or has agreed to purchase goods exclusively from a certain party;

(E) Contract for (x) the disposition of any material portion of the assets or business of the Company or any of the Company Subsidiaries or (y) any agreement for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person by the Company or any of the Company Subsidiaries, in each case of (x) and (y), where there are any material obligations remaining to be performed by, on the one hand, the Company or any of the Company Subsidiaries, and, on the other hand, the other party or parties to such Contract;

(F) non-ordinary course Contract for any joint venture, partnership, research and development project involving a third party, or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole;

(G) each Intellectual Property Agreement;; and

(H) Contract with any Governmental Authority that is material to the Company and the Company Subsidiaries, taken as a whole.

(b) (i) Each of the Material Contracts is in all material respects valid, binding against the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of the Company Subsidiaries is in material default under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company and the Company Subsidiaries party thereto, and (iii) to the Knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder of such other party. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any notice of termination or cancellation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract which breach has not been cured. The Company has provided, or otherwise made available to Parent, true and correct copies of all of the Material Contracts in effect as of the date of this Agreement.

Section 3.19 Customers and Suppliers.

(a) Each customer or distributor, including any value added reseller, system integrator and sub-contractor, who, in the last fiscal year, the period from the Balance Sheet Date to October 1, 2010, or in the next 12 months from date of this Agreement was, or is reasonably expected to be, one of the twenty (20) largest sources of revenues for the Company and the Company Subsidiaries, based on revenue recognition (each, a “Significant Customer”) is listed on Section 3.19(a) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received notice or any other indication from a Significant Customer that such Significant Customer (i) will or has terminated or threatened to terminate an existing contract prior to the expiration of such contract by its terms, (ii) does not intend to renew its contract with the Company or a Company Subsidiary, or (iii) its program with the Company may be suspended by the end user.

(b) Each supplier who, in the last fiscal year, the period from the Balance Sheet Date to October 1, 2010, or in the next 12 months from the date of this Agreement, was, or is reasonably expected to be, one of the ten (10) largest suppliers of products and/or services to the Company and the Company Subsidiaries, based on revenue recognition (each, a “Significant Supplier”) is listed on Section 3.19(b) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received written notice of termination or written threat of termination from any Significant Supplier or any single-source supplier.

Section 3.20 Real Property.

(a) Neither the Company nor any Company Subsidiary owns a fee interest in any real property, nor has the Company or any Company Subsidiary ever owned a fee interest in any real property.

(b) Section 3.20(b) of the Company Disclosure Letter sets forth a list of all material real property that is as of the date of this Agreement leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary, the name of the lessor, licensor, sublessor, master lessor and/or lessee or sublessee, and the date and term of the Lease. The Company, or any of the Company Subsidiaries, holds a valid leasehold interest in each Lease. No party has a right to occupy any of the premises subject to a Lease except for the Company or any of the Company Subsidiaries. To the Knowledge of the Company, there are no pending or threatened condemnation or eminent domain actions or proceedings.

Section 3.21 Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good title to or a valid leasehold interest in, or valid rights under contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of the Company Subsidiaries that are, in aggregate, sufficient and adequate to carry on their respective businesses as now conducted free and clear of any Liens, except for Permitted Liens, except as would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Compliance with Legal Requirements. The Company and each Company Subsidiary is in compliance in all material respects with all Laws applicable to the Company and such Company Subsidiary or the conduct of their businesses or operation (excluding for purposes of this Section 3.22 those Laws that are the subject of other Sections of this Article 3), except for any such breaches or violations that would not, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.5, (b) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.12, (c) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.10, (d) compliance with labor or employment Law matters, which is exclusively addressed by Section 3.16, (e) compliance with Environmental Laws, which is exclusively addressed by Section 3.13, (f) compliance with export control laws, which is exclusively addressed by Section 3.14, or (g) compliance with the FCPA, which is exclusively addressed by Section 3.25.

Section 3.23 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Offer, the Merger or the other Transactions. The action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in the Section 203 of the DGCL.

Section 3.24 Related Party Transactions. Except for (i) indemnification, compensation (including payment of salary for services rendered and other standard employee benefits made generally available to all employees), employment or other similar arrangements, and (ii) any reimbursement for reasonable expenses incurred on behalf of the Company, there are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Company Subsidiary, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been disclosed.

Section 3.25 FCPA.

(a) The Company and the Company Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other applicable anti-corruption laws. Neither the Company nor any Company Subsidiary nor, any director, officer, agent, employee or representative of the Company or any Company Subsidiary at the direction of or on behalf of the Company or any Subsidiary corruptly or otherwise illegally offered or given anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage. Neither the Company, nor any of the Company Subsidiaries, their officers or directors have entered into any contract or arrangement that prohibited or limited their ability to conduct business with the State of Israel or any Israeli company. The Company has taken reasonable efforts to ensure that its customers, collaborators, and partners have complied with the FCPA and other applicable anti-corruption laws, and to the Company’s Knowledge none of its customers, collaborators, or partners has taken any actions that either violate or that would reasonably be expected to violate the FCPA and other applicable anti-corruption laws.

(b) The Company has disclosed to Parent all internal investigations, and, to the Knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action described in subsection (a) of this Section 3.25. To the Knowledge of the Company, it also has disclosed to Parent all facts or circumstances that call into question the accuracy of its books and records or the adequacy of the internal controls at the Company or any of the Company Subsidiaries with respect to the actions described in subsection (a) of this Section 3.25 (including any false or fictitious entries made in the books or records of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund). Neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund relating to any illegal payment.

(c) The Company and the Company Subsidiaries have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the FCPA.

Section 3.26 Bank Accounts. Section 3.26 of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains accounts of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted except for such licenses, franchises, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Merger Sub; Ownership of Shares. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger sub owns (directly or indirectly) any Shares or holds any rights to acquire any Shares except pursuant to this Agreement.

Section 4.3 Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective board of directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved this Agreement, the Offer, the Merger and the other Transactions.

(c) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations, notifications and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets, except, with regard to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Merger Sub that have been provided to the Company and attached to this Agreement as Exhibit D and Exhibit E, respectively, are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent or any subsidiary of Parent (including Merger Sub) in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger; (ii) compliance with the Securities Act and Exchange Act and the Blue-Sky Laws, including without limitation: (A) the Schedule 14D-9, (B) the Offer Documents, (C) the Proxy Statement (if any), (D) the Information Statement, and (E) such reports under Sections 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of Nasdaq; and (v) such consents, approvals, orders, authorizations, filings, declarations, notifications or registrations, that if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Litigation. There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the knowledge of Parent, threatened, to which either Parent or any of its subsidiaries is a party, or, to the knowledge of Parent, that would have a Parent Material Adverse Effect. There are no Judgments of any Governmental Authority or arbitrator outstanding (or, to the knowledge of Parent, threatened to be imposed) against Parent or its subsidiaries that would reasonably be expected have a Parent Material Adverse Effect.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact (A) required to be stated therein, (B) necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (C) necessary to correct any statement in any earlier communication made by Parent or Merger Sub with respect to the solicitation of proxies for the Company Stockholders Meeting that shall have become false or misleading in any material respects. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub or any of their Representatives with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement, the Proxy Statement or the Offer Documents based on information supplied by the Company in writing specifically for inclusion or incorporation by reference therein.

Section 4.6 Availability of Funds. Parent has available and will have available through the expiration of the Offer and the Effective Time, cash and cash equivalents sufficient to accept for payment and pay for the Shares pursuant to the Offer and consummate the Merger and the other Transactions.

Section 4.7 Broker’s or Finder’s Fees. No agent, broker, investment banker, or similar Person or firm acting on behalf of Parent or any of its subsidiaries (including Merger Sub) or under authority of Parent or any of its subsidiaries (including Merger Sub) is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions.

Section 4.8 Parent Operations. Parent has, directly or indirectly, material assets and operations sufficient to perform its obligations hereunder.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE

MERGER

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the earlier of the termination of this Agreement pursuant to Article 9 or the Effective Time, unless (x) Parent shall otherwise consent in writing (such consent not be unreasonably withheld, delayed or conditioned), (y) otherwise required by applicable Law, or (z) expressly permitted or required pursuant to this Agreement (including Section 5.1 of the Company Disclosure Letter):

(a) The Company and the Company Subsidiaries shall (i) conduct their business only in the ordinary and usual course of business and consistent with past practices, (ii) use their respective reasonable best efforts to maintain and preserve substantially intact their respective business organizations, to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, and to retain the services of their present officers and key employees and to comply in all material respects with all applicable Laws and the requirements of all Contracts that are material to the Company and the Company Subsidiaries, taken as a whole, in each case, to the end that their good will and ongoing business shall be unimpaired at the Effective Time.

(b) Without limiting the generality of the foregoing Section 5.1(a), the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) other than in ordinary course of business consistent with past practice, purchase or otherwise acquire, sell, lease, transfer or dispose of or encumber any assets, rights or securities of the Company and the Company Subsidiaries that are material to the Company and the Company Subsidiaries taken as a whole;

(ii) acquire by merging or consolidating with or by purchasing all or a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend the Company Charter Documents or, in the case of the Company Subsidiaries, their respective Subsidiary Documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (i) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding tax upon the vesting of Restricted Stock and Restricted Stock Units or (ii) the cashless or net exercise of Options;

(vi) split, combine, subdivide or reclassify any capital stock;

(vii) except for the issuance of Shares upon the exercise or conversion of Options outstanding on the date of this Agreement or upon exercise of the Top-Up Option, and the vesting of Restricted Stock awards and Restricted Stock Units granted prior to the execution of this Agreement, issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries, of, any shares of, or any options, warrants, calls, commitments or rights of any kind or any other agreements of any character to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock, outstanding on the date of this Agreement;

(viii) incur any indebtedness for borrowed money (other than trade payables) or guarantee any such indebtedness or enter into a “make well” or similar agreement or issue or sell any debt securities or options, warrants calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries;

(ix) except as required by Law or in order to replace any key employee whose employment is terminated with the Company or a Company Subsidiary after the date of this Agreement or as required by the provisions of a Company Employee Benefit Plan in effect on the date hereof, (A) grant or increase any severance or termination pay to any current director, officer, employee, agent or consultant of the Company or any Company Subsidiary, other than severance and termination pay to any non-officer employee, agent or consultant in the ordinary course of business and consistent with past practice, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, officer, employee, agent or consultant of the Company or any Company Subsidiary, other than at-will employment arrangements entered into in the ordinary course of business and consistent with past practice that are terminable at will and without material liability to the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance, termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of any current director, executive officer or, other than in the ordinary course of business consistent with past practice, non-officer employee, agent or consultant, of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, except as necessary to maintain Tax-qualified status or Tax-favored treatment, or (F) provide any material benefit to a current or former director, officer, employee, agent or consultant of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan.

(x) make any changes in its reporting for Taxes or accounting methods, principles or practices (or change an annual accounting period or the Company’s fiscal year) other than as required by GAAP or applicable Law; change or rescind any material Tax election; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability; waive any statute of limitations in respect of a material amount of Taxes or right to any extension of time with respect to a Tax assessment or deficiency;

(xi) settle, compromise or otherwise resolve any litigation or other legal proceedings material to the Company and the Company Subsidiaries taken as a whole or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements;

(xii) pay, discharge, settle or satisfy any claims, Liens, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) involving more than $250,000 individually or $500,000 in the aggregate, which are not reserved for or reflected on the balance sheet as of October 1, 2010 included in the Company Financial Statements or incurred since the date of such audited financial statements in the ordinary course of business consistent with past practice, other than fees and expenses of advisors or other transaction costs related to this Agreement and the transactions contemplated hereunder substantially as previously disclosed to Parent;

(xiii) make or commit to make capital expenditures in excess of $200,000 in the aggregate;

(xiv) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Company or any Company Subsidiary, from engaging or competing in any material line of business in which it is currently engaged or in any geographic area material to their respective business and operations;

(xv) enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any lease or sublease of real property, except for: (x) terminations upon the default of the other party thereto after notice and a failure of the other party to cure such default; and (y) a renewal of an existing lease or sublease in the ordinary course of business consistent with past practice;

(xvi) (A) enter into, terminate or amend any Material Contract that is material to the Company and the Company Subsidiaries (taken as a whole), other than (x) Contracts entered into for sales, non-exclusive licenses or services in the ordinary course of business consistent with the past practice or (y) terminations upon the default of the other party thereto after notice and a failure of the other party to cure such default; (B) enter into any Contract with any third party that grants such third party any material rights upon a change of control of the Company or that provides for any diminution of material rights of the Company or the Company Subsidiaries upon a change of control of the Company or that can be terminated by such third party upon a change of control of the Company or (C) release any Person from prior to its expiration, or modify or waive any provision of, any confidentiality, standstill or similar agreement in connection with the Company’s review of strategic alternatives;

(xvii) create any Company Subsidiary, other than the Company Subsidiaries that are already in existence as of the date of this Agreement;

(xviii) fail to use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by the Company and the Company Subsidiaries, unless: (x) such policies are simultaneously replaced by a comparable amount of insurance coverage; (y) such policies expire by their terms (in which event the Company will use commercially reasonable efforts so that they will be renewed or replaced); or (z) changes to such policies are made in the ordinary course of business;

(xix) except as permitted under Section 5.1(b)(i) and Section 5.1(b)(ii), make any investment (by contribution of capital, property transfers, purchase of securities or otherwise) in, or loan or advance to, any Person, other than (A) travel and similar advances to its employees, or (B) to a direct or indirect wholly-owned Company Subsidiary, in each of (A) and (B) in the ordinary course of business; or

(xx) agree or commit to take any of the actions precluded by Section 5.1(b).

Notwithstanding the foregoing (but without limiting the foregoing), nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or the Company Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) If the adoption of this Agreement by the holders of Shares is required by Law, the Company shall, as soon as practicable following the expiration of the Offer (or, if applicable, following the expiration of any Subsequent Offering Period), prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”), on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, if required, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement, if required, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that the Company determines as in good faith is to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, without Parent’s approval, which will not be unreasonably conditioned, withheld or delayed. Subject to the preceding sentence, the Company shall use it reasonable best efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares as promptly as practicable after filing with the SEC. Parent and Merger Sub shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any supplements or amendments to the Proxy Statement.

(b) If the adoption of this Agreement by the holders of Shares is required by Law, the Company shall, at Parent’s request, as soon as practicable following the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent Notwithstanding the foregoing, if Parent, Merger Sub and any other subsidiary of Parent shall collectively acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a stockholders meeting, in accordance with Section 253 of the DGCL.

(c) At the Company Stockholders Meeting, if such Company Stockholders Meeting is required, Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent and any of its subsidiaries (including Merger Sub) to be voted in favor of the adoption of this Agreement.

Section 6.2 Employee Benefit Matters.

(a) Parent agrees that each employee of the Company and the Company Subsidiaries who continues employment with Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with benefits that are not materially less favorable, in the aggregate, than the benefits provided by the Company to such Continuing Employee immediately prior to the date of this Agreement (excluding any equity) or, at the election of the Parent, in lieu of the foregoing, with benefits that are substantially similar to benefits payable to similarly situated employees of the Parent. Nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular Company Employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any Company Employee Benefit Plan.

(b) Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Benefit Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs. With respect to severance policy, Parent agrees that Continuing Employees will be treated in accordance with Parent’s applicable policy in effect for similarly situated employees, except that Parent agrees that during the six (6) months following the Closing Date such severance benefits will be no less favorable to the Continuing Employee than those applicable under the severance policy in effect on the date of this Agreement.

(c) Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) set forth in Section 3.10(a) of the Company Disclosure Letter applicable to employees of the Company and the Company Subsidiaries, in the same manner and to the same extent that the Company and the Company Subsidiaries would be required to perform and honor such plans, agreements and arrangements if the transactions contemplated by this Agreement had not been consummated.

(d) No provision of this Agreement shall be construed as an amendment of any Company Employee Benefit Plan or create any third party beneficiary rights in any Continuing Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their respective Subsidiaries or under any benefit plan which any such entity may maintain, or otherwise.

(e) The Company shall deliver a true, correct and complete copy of resolutions adopted by its Board of Directors, certified by the Secretary of the Company, terminating the Company’s 401(k) Plan effective no later than the day prior to the Closing Date.

Section 6.3 [Intentionally omitted].

Section 6.4 Public Statements. Subject to Section 6.8, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement, the Merger or the Offer without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

Section 6.5 Standard of Efforts.

(a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority in connection with the Transactions, (iii) the obtaining of all necessary consents from third parties in connection with the Transactions, (iv) the providing of notices regarding the Transactions to third parties as and when requested by Parent as may be necessary to satisfy contractual notice requirements applicable to the Company (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Unless a Company Adverse Recommendation Change shall have been made, (x) the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; (y) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and (z) each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case, that appear in any material filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

(b) Subject to applicable Law, business confidentiality or personal privacy limitations, and to the direction, nature or content of communications from a Governmental Authority, each of Parent, Merger Sub and the Company shall (i) promptly notify the other party of any written communication to that party from any Governmental Authority and, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Agreement shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.5, or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any material part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business material to the businesses of the Company or Parent, or (C) restrict in any material respect the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world (each a “Burdensome Action”).

Section 6.6 Notification of Certain Matters. The Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company of (i) any written notice or other communication received from any Person by the Company or any Company Subsidiary, or by Parent or Merger Sub, respectively, alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice received from any Governmental Authority by the Company or any Company Subsidiary, or by Parent or Merger Sub, respectively, in connection with the Transactions, (iii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the Transactions, (iv) the discovery of any fact or circumstance that, or the occurrence or non occurrence of any event the occurrence or non occurrence of which would, to the Knowledge of the Company or Parent and Merger Sub, as applicable, cause any of the conditions to the Offer set forth in Annex A hereto not to be satisfied at the scheduled expiration date for the Offer, (v) any written notice received from any Person by the Company or any Company Subsidiary providing notice of any breach or default in any material respect under any Material Contract pursuant to Section 3.18(b), or (vi) any other communication received from any Person by the Company or any Company Subsidiary providing notice of any breach or default in any material respect under any Material Contract pursuant to Section 3.18(b); provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

Section 6.7 Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors and employees of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable written notice, from the date of this Agreement through the Effective Time, to all of the Company’s and the Company Subsidiaries’ officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets, and shall request and use its reasonable best efforts to cause its agents, accountants, counsel, financial advisors and other Representatives to provide such access, and shall promptly furnish Parent and Merger Sub (i) all financial, operating and other similar data and information, (ii) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities laws, and (iii) all other information concerning its and the Company Subsidiaries’ business, properties and personnel, in each case (A) as Parent through their officers, employees or agents may reasonably request and (B) that are in possession, custody or control of the Company or any Company Subsidiary; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law (including any Laws relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (c) access to a Contract to which the Company or any of Company Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract or (d) such documents or information relate directly or indirectly to any Takeover Proposals that the Company or any of its Representatives may have received from any Person or any discussions or negotiations that the Company or any of its Representatives is having, consistent with the terms of this Agreement, including Section 6.8(b), with respect to any Takeover Proposal or any other proposals that could lead to an Takeover Proposal, if, any such case of (a) through (d), the Company informs Parent of the reason for such restriction or prohibition; and provided further, that nothing in this Section 6.7 or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries. Any access to the Company’s properties shall be subject to the term of the lease agreement if the property is a leased property, Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7.

(b) Until the Effective Time, the provisions of the Confidentiality Agreement dated November 6, 2009 between HID Global Corporation and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

Section 6.8 No Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, promptly request and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or Representatives to the extent any confidentiality agreement with such Person so provides. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except as set forth in this Section 6.8, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or knowingly permit any Representative to, directly or indirectly, (i) solicit, initiate, or take any action to knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) the submission of, any Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any action to knowingly facilitate any inquiries or the making of any proposal, or that would reasonably be likely to lead thereto, that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, notwithstanding anything to the contrary herein, that (A) the Company may refer any third party to this Section 6.8 and (B) if in response to an unsolicited bona fide written Takeover Proposal made after the date of this Agreement in circumstances not involving a breach of this Agreement, the Company Board reasonably determines in good faith (after receiving the advice of its Company Financial Advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action would reasonably be expected to result in a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable Law, then the Company may at any time prior to the Acceptance Time (but in no event after such time) do the following: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement either entered into between such Person and the Company prior to the date of this Agreement or in customary form that is no less favorable to the Company than the Confidentiality Agreement (except that such confidentiality agreement in customary form shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.8), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, (2) the Company provides Parent with not less than 24 hours notice of its intention to enter into such confidentiality agreement (unless a confidentiality agreement with such party was entered into prior to the date of this Agreement and remains in effect) and (3) the Company advises Parent of all such non-public information delivered to such

Person concurrently with its delivery to such Person; provided that the Company delivers to Parent all non-public information concurrently with the delivery to such Person if such information has not previously provided to Parent; (B) conduct discussions or negotiations with such Person regarding such Takeover Proposal; and (C) to the extent permitted pursuant to and in compliance with Section 9.1(d)(ii), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.8(a). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company Subsidiaries or their Representatives shall be deemed to be a breach of this Section 6.8 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into after the date of this Agreement pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt if any Takeover Proposal is received by the Company, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the terms and conditions of the Takeover Proposal (and shall provide promptly copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide Parent with copies of any additional written materials with regard to material changes to such Takeover Proposal if it is in written form) and of all material changes in the status of any such discussions or negotiations, and if Parent shall make a counterproposal, consider in good faith the terms of such counterproposal.

(c) Except as expressly permitted by this Section 6.8(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the Board Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (it being understood that taking a neutral position or no position with respect to any Takeover Proposal shall be considered an adverse modification) (any action described in clause (i) or (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board may, prior to the Acceptance Time, (A) withdraw or modify the Board Recommendation, (B) recommend a Takeover Proposal that constitutes a Superior Proposal, or (C) to the extent permitted pursuant to and in compliance with Section 9.1(d)(ii), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that such failure to withdraw, modify, recommend or enter into such agreement would reasonably be expected to result in a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable Law.

(d) Nothing in this Section 6.8 shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any disclosure to the holders of Shares, if in each case the Company Board determines in good faith, after consultation with outside counsel, that failure to take such position or to make such disclosure would reasonably be expected to result in a breach by the Company Board of its fiduciary duties to the holders of Shares under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, or agree or resolve to take, any action that is not expressly permitted by Section 6.8(c), it being agreed that any “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, or any substantially similar communication, update or amendment to public disclosure with respect thereto, shall not, by itself, be deemed to be an Company Adverse Recommendation Change) as long as the Company Board expressly reaffirms its recommendation of the Offer to its stockholders.

Section 6.9 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects (i) the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any Company Subsidiary prior to the Effective Time (the “Indemnified Party”) and (ii) any indemnification, exculpation or advance of expenses provision under the certificate of incorporation and bylaws (or comparable organizational documents) of the Company and the Company Subsidiaries as in effect as of the date of this Agreement.

(b) Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) indemnify and hold harmless each Indemnified Party from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission of such Indemnified Party (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 6.9(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) Parent shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent shall be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) Parent shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry (provided that notwithstanding anything to the contrary in this Section 6.9 or elsewhere in this Agreement, the Surviving Corporation (and Parent) shall not be obligated to pay for the fees and expenses of more than one counsel (selected by a majority of the applicable Indemnified Parties for any Indemnified Party in any jurisdiction with respect to a single claim, proceeding, investigation or inquiry) except to the extent that two or more of such Indemnified Parties have an actual material conflict of interest in such claim, proceeding, investigation or inquiry) and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary set forth in this Section 6.9(b) or elsewhere in this Agreement, neither Parent nor any of its Affiliates shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Party under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying their obligations under this Section 6.9(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year as set forth in Section 6.9(c) of the Company Disclosure Letter (such two hundred and fifty percent (250%) amount, the “Maximum Annual Premium”); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.9(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person that shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.11 Rule 14d-10(d). Prior to the Acceptance Time, the Company (acting through its Compensation Committee) shall take all such steps as may be required to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d)(2) of the Exchange Act.

Section 6.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or any member of the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. If required by Law, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

(c) Acceptance of Shares Tendered. Merger Sub shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE 8

TAX MATTERS

Section 8.1 Cooperation on Tax Matters.

(a) The Company shall retain all books, records, working papers (including any documentation relating to FIN48) with respect to Tax matters pertinent to the Company or any Company Subsidiary relating to any Pre-Closing Tax Period.

(b) The Parties agree that all payments made pursuant to Section 2.8 shall be treated as deductions by Parent on its Tax Returns pursuant to the provisions of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), and the Parties shall file all Tax Returns for the Pre-Closing Tax Period and the taxable period after the Pre-Closing Tax Period consistent with such treatment.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Offer, Merger and other Transactions may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote as follows:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent as follows:

(i) (A) if Merger Sub shall not have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms thereof on or prior to June 20, 2011 (the “Walk Away Date”); or (B) the Offer (as it may have been extended pursuant to Section 1.1(b)) expires as a result of the non-satisfaction of one or more Tender Offer Conditions in a circumstance where Merger Sub has no further obligation to extend the Offer pursuant to Section 1.1(b); provided, however, that the right to terminate this Agreement under either clause of this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the event specified in such clause; or

(ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used reasonable best efforts to resist, lift or resolve such Judgment, Law or other legal restraint and the right to terminate pursuant to this Section 9.1(b)(ii) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(c) by Parent prior to the Acceptance Time, as follows:

(i) if there shall have occurred any event, change, or development of a state of facts that, individually or in the aggregate, has had a Company Material Adverse Effect;

(ii) if (A) a Company Adverse Recommendation Change shall have been effected or occurred or (B) the Company Board or any committee thereof shall have failed to reject any tender or exchange offer that is commenced or a Takeover Proposal (replacing for this purpose “20%” in the definition thereof with 50%) that is made in writing to the Company Board and publicly disseminated within ten (10) business days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer) or (C) the Company shall have materially breached any of its No Shop Covenants; or

(iii) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements (other than its No Shop Covenants, in which case Parent may terminate this Agreement in accordance with Section 9.1(c)(ii)(C)) set forth in this Agreement, which breach or failure to perform would, if continuing as of the then current Expiration Date of the Offer (without regard to any subsequent extension thereof) give rise to the failure of a condition set forth in paragraphs (v), (vi) or (vii) of Annex A, provided that Parent may not terminate this Agreement pursuant to this Section 9.1(c)(iii) (x) prior to the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date.

(d) by the Company prior to the Acceptance Time, as follows:

(i) if Parent or Merger Sub shall have breached any of their representations or warranties or failed to perform in any material respect any of their covenants or other agreements in each case contained in this Agreement, which breach or failure to perform has had or would reasonably be expected to have a Parent Material Adverse Effect, provided that the Company may not terminate this Agreement pursuant to this Section 9.1(d)(i) (x) prior to the date that is twenty (20) business days from the date Parent or Merger Sub is notified in writing by the Company of such breach, if Parent or Merger Sub, as applicable, is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date.

(ii) if each of the following conditions is satisfied:

(A) The Company has not materially breached any of its No Shop Covenants;

(B) the Company Board has received a Takeover Proposal that it has determined in good faith (after consultation with its Company Financial Advisor) constitutes a Superior Proposal, and in light of such Superior Proposal, the Company Board shall have determined in good faith, after consulting with and receiving the advice of outside counsel, that failure to withdraw or modify its approval or recommendation of this Agreement, the Offer and the Merger and enter into a definitive agreement to consummate such Superior Proposal would reasonably be expected to result in a breach by the Company Board of its fiduciary duties to the Company’s stockholders under the applicable Law;

(C) the Company has notified Parent in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”);

(D) during the three (3) business day period following Parent’s receipt of a Superior Proposal Notice, (1) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in modifying the terms and conditions of this Agreement and (2) the Company Board shall have determined in good faith (after consultation with its financial and legal advisors), after the end of such three (3) business day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided that any amendment, supplement or modification to the financial terms or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and the Company may not terminate this Agreement pursuant to this Section 9.1(d)(ii) unless the Company has satisfied the conditions set forth in Section 9.1(d)(ii) (C) and (D) with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such amended, supplemented or modified Takeover Proposal and offering to negotiate for two (2) business days following Parent’s receipt of such new Superior Proposal Notice (in lieu of the three (3) business day requirement in connection with a Superior Proposal Notice);

(E) prior to or concurrently with such termination the Company pays to Parent in immediately available funds the Termination Fee in accordance with Section 9.3(a)(ii); and

(F) the Company Board concurrently with such termination approves, and the Company concurrently with such termination enters into, a definitive agreement providing for the implementation of such Superior Proposal.

(e) The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 9.1 pursuant to which such party is terminating this Agreement.

Section 9.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void except for the provisions of (i) Section 9.3 (Fees and Expenses) and (ii) Article 10 (General Provisions), which shall survive such termination; provided that nothing herein shall relieve any party from liability for any breach of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 9.3 Fees and Expenses.

(a) The Company shall pay to Parent a termination fee of $3,000,000 (the “Termination Fee”) in the following circumstances:

(i) if Parent terminates this Agreement in accordance with Section 9.1(c)(ii);

(ii) [reserved];

(iii) if the Company terminates this Agreement in accordance with Section 9.1(d)(ii) (whether or not Parent negotiates with the Company with respect to a Superior Proposal as contemplated by Section 9.1(d)(ii)(D));

(iv) if (A) a Takeover Proposal shall have been made while this Agreement is in effect and not withdrawn, (B) this Agreement is thereafter terminated prior to the Acceptance Time by Parent or the Company in accordance with Section 9.1(b)(i) or Parent terminates this Agreement in accordance with Section 9.1(c)(iii) by reason of a knowing or intentional breach by the Company of its representations or warranties under this Agreement or a knowing or intentional failure to comply with any of its covenants or agreements under this Agreement, and (C) on or before the first anniversary of the date of such termination, the Company enters into a definitive agreement with respect to any Takeover Proposal (replacing “20%” in the definition thereof with “50%” for such purpose), whether or not it is the same Takeover Proposal referred to in clause (A) above, which Takeover Proposal is ultimately consummated.

(b) The Termination Fee, if payable, shall be paid as follows:

(i) any payment required to be made pursuant to Section 9.3(a)(i) shall be made to Parent promptly following the termination of this Agreement giving rise to Parent’s right to the Termination Fee in accordance with Section 9.3(a)(i) (and in any event not later than two (2) business days after delivery to the Company of notice of demand for payment following such termination);

(ii) any payment required to be made pursuant to Section 9.3(a)(iv) shall be made to Parent promptly upon the consummation of the transaction referenced therein (and in any event not later than two (2) business days after delivery to the Company of notice of demand for payment following such termination); and

(iii) any payment required to be made pursuant to Section 9.3(a)(iii) shall be made to Parent at the time provided for in clause (E) of Section 9.1(d)(ii).

(c) The Company shall pay the Termination Fee, if payable, by wire transfer of immediately available funds to an account to be designated by Parent. The Company shall pay interest on any portion of the Termination Fee, and if applicable, the expense reimbursement fee referenced below, that is not paid on or before the second business day after the date the same shall become due, such interest to accrue at the annual rate equal to the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis, but in no event in excess of the maximum rate permitted by Law.

(d) (i) All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if either (A) Parent terminates this Agreement in accordance with Section 9.1(c)(iii), or (B) the Agreement is terminated in accordance with Section 9.1(b)(i), the Company shall thereupon (and in any event not later than two business days after delivery to the Company of notice of demand for payment) pay to Parent an expense reimbursement fee of $1,000,000 by wire transfer of immediately available funds to an account designated by Parent. If applicable, such reimbursement fee shall be credited against payment of the Termination Fee that may thereafter become due and payable to Parent in accordance with Section 9.3(a)(iv).

(ii) Other than any Taxes imposed upon a holder of Shares or Options, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other or similar Taxes or fees).

(e) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events.

Section 9.4 Amendment. Subject to Section 1.3, this Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such approval by the holders of Shares, no amendment shall be made that requires the further approval of such stockholder under the DGCL or in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof), in each case without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5 Waiver. Subject to Section 1.1(d) and Section 1.3, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

if to the Company:

LaserCard Corporation
1875 North Shoreline Boulevard
Mountain View, CA 94043-1601
Attention:	Robert T. DeVincenzi, President and Chief Executive Officer
Facsimile:	(650) 969-3140

with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road,

Menlo Park, CA 94025

Attention: Steve Sonne, Esq.

Facsimile: (650) 473-2601

if to Parent or Merger Sub:

ASSA ABLOY Inc.
c/o HID Global Corporation
15370 Barranca Parkway
Irvine, CA 92618
Attention:	William West, Senior Vice President and Chief Financial Officer
Facsimile:	(949) 732-2110

with copies to:

Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199
Attention:	William C. Hicks, Esq. Matthew J. Gardella, Esq.
Facsimile:	(617) 227-4420

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 10.2 Representations and Warranties. The representations and warranties contained in this Agreement shall terminate at the Effective Time.

Section 10.3 Interpretations. When a reference is made in this Agreement to Sections, Articles, Schedules or Exhibits, such reference shall be to a Section, Articles, Schedules or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The phrase “made available to Parent” when used herein, shall mean that the subject documents were uploaded to the electronic data room maintained by the Company prior to the execution of this Agreement.

Section 10.4 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS. Each of the parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (B) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.4.

Section 10.5 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.6 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, other than following the Effective Time, Section 6.9 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.7 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 10.8 Entire Agreement. This Agreement (including the Company Disclosure Letter), the Confidentiality Agreement and the Tender and Support Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 10.9 Enforcement. Except as otherwise provided herein, any and all remedies expressly conferred herein upon a party will be deemed cumulative with and not exclusive of any remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

*    *    *    *    *

[End of text - the next page is the signature page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

LASERCARD CORPORATION

By:	/s/ Robert T. DeVincenzi
Name: Robert T. DeVincenzi
Title: President and CEO

ASSA ABLOY INC.

By:	/s/ Jeffrey A. Mereschuk
Name: Jeffrey A. Mereschuk
Title: Executive Vice President and CFO

AMERICAN ALLIGATOR ACQUISITION CORP.

By:	/s/ Denis R. Hébert
Name: Denis R. Hébert
Title: President

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

For purposes of this Annex A, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Notwithstanding any other term of the Offer but subject to the terms of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, unless each of the following conditions are satisfied:

(a) Immediately prior to the expiration of the Offer (as extended in accordance with the Agreement) there shall have been validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the expiration of the Offer that number of Shares that, when added to any Shares already owned by Parent or any of its controlled subsidiaries, represent more than 50% of the issued and outstanding Shares (counting as issued and outstanding for these purposes (i) the number of Shares for which then outstanding Options that are vested, or that will become vested on or prior to the Walk Away Date, and have exercise prices lower than $7.10 per Share may be exercised; and (ii) the number of Shares into which all other then outstanding warrants, options, Restricted Stock Units, benefit plans or obligations or securities convertible or exchangeable into or exercisable for Shares that are vested, or that will become vested on or prior to the Walk Away Date, and have exercise or conversion prices lower than $7.10 per Share may be converted, exchanged for or exercised) (the “Minimum Tender Condition”); and

(b) Immediately prior to the expiration of the Offer (as extended in accordance with the Agreement) the Company Available Net Cash shall not be less than $30,000,000, and the Company shall have provided to Parent by the date two business days prior to date of the scheduled Expiration Date of the Offer a certificate signed on behalf of the Company by its chief executive officer or chief financial officer setting forth the Company Available Net Cash.

Furthermore, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, if at any time on or after the date of the Agreement and prior to the expiration of the Offer (as extended in accordance with the Agreement), any of the following occurs and is continuing:

(i) there exists any injunction, judgment, ruling, order, decree, action, proceeding or litigation instituted, issued, entered or commenced by any Governmental

Annex A-1

Authority that would or is reasonably likely to require the Company, Parent or Merger Sub to (A) restrain, enjoin, prevent, prohibit or make illegal the acceptance for payment, payment for or purchase of some or all of the Shares by Merger Sub or the consummation of the Transactions, (B) impose limitations on the ability of Merger Sub, Parent or any of their Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased on all matters properly presented to the Company’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Transactions), (C) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s, Merger Sub’s or any of their Affiliates’ ownership or operation of all or substantially all of the businesses and assets of the Company and the Company Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent the Company and the Company Subsidiaries, taken as a whole, (D) compel Parent, Merger Sub or any of their Affiliates to dispose of any Shares, (E) require Parent to offer, accept or agree to take a Burdensome Action, or (F) impose material damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions;

(ii) there is any Law enacted, issued, promulgated, amended or enforced by any Governmental Authority applicable to (A) Parent, Merger Sub, the Company or any of their respective Affiliates or (B) the Transactions (other than the routine application of applicable waiting periods) that results in any of the consequences referred to in paragraph (i) above;

(iii) there shall have occurred after the date hereof any event, change, or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(iv) the Company shall have become subject to Voluntary Bankruptcy or Involuntary Bankruptcy;

(v) any of the Company’s representations and/or warranties set forth in the second sentence of Section 1.2(a), Section 3.3(a), Section 3.3(b)(i), the first sentence of Section 3.11 and Section 3.23 of the Agreement shall not be true and correct, any of the Company’s representations and/or warranties set forth in Section 3.2(a) and Section 3.2(b) shall not be true and correct, except for any de minimis inaccuracy therein, or any of the Company’s representations and/or warranties set forth in Section 3.5(b), Section 3.8, Section 3.18(b) and Section 3.19 shall not be true and correct in all material respects;

(vi) any of the Company’s other representations and warranties set forth in the Agreement (other than any representation or warranty referred to in clause (v) above) shall not be true and correct (without giving effect to the words “materially” or “material” or to any qualification based on such terms or based on the defined term “Company Material Adverse Effect”) in all respects except where the failure of all such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vii) The Company shall have failed to perform in any material respect any obligation (or, with respect to obligations that are qualified by materiality, failed to perform

Annex A-2

in any respect), or to comply in any material respect with any covenant (or, with respect to covenants that are qualified by materiality, failed to comply in any respect), of the Company to be performed or complied with under the Agreement prior to the Acceptance Time;

(viii) the Agreement shall have been terminated in accordance with its terms; or

(ix) Merger Sub shall not have received prior to the scheduled expiration of the Offer a certificate signed by the Chief Executive Officer and principal accounting officer of the Company, dated as of the date of the scheduled expiration date of the Offer, to the effect that the following conditions have been satisfied:

(A) each of the Company’s representations and/or warranties set forth in the second sentence of Section 1.2(a), Section 3.3(a), Section 3.3(b)(i), the first sentence of Section 3.11 and Section 3.23 of the Agreement shall be true and correct, each of the Company’s representations and/or warranties set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct, except for any de minimis inaccuracy therein, and each of the Company’s representations and/or warranties set forth in Section 3.5(b), Section 3.8, Section 3.18(b) and Section 3.19 shall be true and correct in all material respects; and each of the Company’s other representations and warranties set forth in the Agreement (other than any representation or warranty referred to in the first clause of this (ix)(A) above) shall be true and correct (without giving effect to the words “materially” or “material” or to any qualification based on such terms or based on the defined term “Company Material Adverse Effect”) in all respects except where the failure of all such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(B) The Company shall have performed and complied in all material respects with all obligations (or, with respect to obligations that are qualified by materiality, have performed in all respects), and complied in all material respects with all covenants (or, with respect to covenants that are qualified by materiality, complied in all respects), of the Company to be performed or complied with under the Agreement prior to the Acceptance Time.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by either of them regardless of the circumstances giving rise to such conditions or may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that, pursuant to Section 1.1(d) of the Agreement, may only be waived with the Company’s consent). The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

*    *    *    *

Annex A-3

Exhibit A

Definitions

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Available Net Cash” means cash and cash equivalents, restricted cash, short-term investments and long-term investments (each as defined by GAAP and consistent with methodologies used in the Company’s most recently filed Form 10-K and Form 10-Q prior to the date hereof) of the Company and the Company Subsidiaries, minus (a) indebtedness for borrowed money of the Company and the Company Subsidiaries (with the understanding that “indebtedness for borrowed money” shall not be deemed to include any capital lease obligations), (b) the amount, if any, owed or accrued and not paid by the Company to its outside advisors (financial, legal, accounting and other) in respect of services in connection with the Merger and the Offer (c) all fees and expenses payable by the Company or any Company Subsidiary in respect of any and all regulatory filings in connection with this Agreement and the consummation of the transactions contemplated hereby or in respect of any consent, waiver or approval contemplated by Article VI and (d) all payables of the Company or any of Company Subsidiary past due (outside of the ordinary course of business consistent with the past practices of the Company) other than such payables which are being contested by the Company or such Company Subsidiary in good faith; provided, however, that (x) any Company Available Net Cash that was subject to exchange rate fluctuations will be calculated assuming exchange rates in effect as of the date hereof, and (y) the value of any short-term investments or long-term investments that are held by the Company on the date hereof shall be determined as of the date hereof.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability.

“Company Intellectual Property Rights” means all Intellectual Property owned by the Company or any Company Subsidiary and rights of the Company or any Company Subsidiary to Intellectual Property licensed to the Company or any Company Subsidiary under an In-License.

“Company Material Adverse Effect” means any change, event, or development of a state of facts that, individually or in the aggregate with all other changes, events, occurrences or developments of a state of facts, is materially adverse to (i) the business, operations, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries considered, taken as a whole; provided, however, that no event, change, occurrence or development of a state of facts shall constitute a Company Material Adverse Effect if it (A) arises out of general political, economic or market conditions or general changes or developments in the secure identity solution industry or affecting participants in the secure identity solutions industry; (B) results from or is caused by acts of terrorism or war (whether or not declared), sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof, earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters occurring after the date of this Agreement; (C) results from changes in Law (after the date of this Agreement) or in any applicable accounting regulations or principles or the interpretations thereof; (D) results from changes in the price or trading volume of the Company’s stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying event, change, occurrence or development of a state of facts that may have caused or contributed to such change or failure may be considered in determining whether there was a Company Material Adverse Effect); (E) results from or arises out of changes in the economy or the financial, credit or securities market of the U.S. or any other region outside of the U.S.; (F) results from or arises out of the entry into, announcement or performance of this Agreement and the Transactions (including compliance with the covenants set forth herein) and the Company shall have the obligation to demonstrate that the announcement or performance of this Agreement and the Transactions were the cause of the change, event or development of a state of facts giving rise to such materially adverse condition; (G) results from or arises out of any action taken or omitted to be taken by the Company or any Company Subsidiary at the request of or with the consent of Parent or Merger Sub; or (H) results from or arises out of any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Laws relating to this Agreement or the Transactions; except to the extent such effects resulting from or arising out of the matters described in clauses (A) through (E) above disproportionately affect the Company and the Company Subsidiaries as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and the Company Subsidiaries conduct business (in which case, only to the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect has occurred).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Copyrights” mean all copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, and all registrations and applications therefor.

“Employee Benefit Plan” means all material benefit plans and other material benefit arrangements, including any “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to individual consulting, employment, pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, equity-based stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

“Environmental Laws” means any national, super-national, regional, Federal, foreign, state, provincial or local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to (i) pollution, the environment, natural resources, and the protection of the environment or human health and safety or (ii) the presence of, use, handling, recycling, generation, treatment, storage, transportation or disposal of or employee exposure or the labeling or registration of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Substances” means any materials, substances, chemicals or wastes (including, but not limited to biologic agents or vectors, living or genetically modified materials, culture, serum, wastes or off spec products) that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, infectious, contagious, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, blood borne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.

“Intellectual Property” means any Marks, Patents, Copyrights, domain names, Trade Secrets, industrial designs, know-how, ideas, conceptions, reductions-to-practice, inventions, shop rights, and any other intellectual property and intellectual property rights of any kind or nature.

“Intellectual Property Agreements” means all In-Licenses and Out-Licenses other than agreements between and among the Company and/or one or more Company Subsidiaries.

“Involuntary Bankruptcy” means, with respect to the Company or any Company Subsidiary, without the consent or acquiescence of the Company or such Company Subsidiary, respectively, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Law, or the filing of any such petition against the Company or such Company Subsidiary, respectively, or, without the consent or acquiescence of the Company or any Company Subsidiary, respectively, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Company or such Company Subsidiary, respectively, or of all or substantially all of the property of the Company or such Company Subsidiary, respectively, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from the entry thereof.

“Knowledge of the Company” means the actual knowledge of each of the individuals set forth in Section 1.1 of the Company Disclosure Letter after consultation with (i) the heads of the relevant functional areas at the Company that such individuals believe would have knowledge of the relevant matters and (ii) its relevant Representatives. With respect to Intellectual Property, “consultation with (i) the heads of the relevant functional areas at the Company that such individuals believe would have knowledge of the relevant matters” and (ii) its relevant Representatives does not require the Company or any individual set forth in Section 1.1 of the Company Disclosure Letter to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of any Patent or other Intellectual Property clearance searches, and no knowledge of any infringement or misappropriation of any third-party Patents or other Intellectual Property that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company or any individual set forth in Section 1.1 of the Company Disclosure Letter.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance of any kind in respect of such asset.

“Marks” means trade marks, service names, brand names, brand marks, trade dress rights, and any other source identifying symbols, logos, emblems, signs or insignia, whether registered or unregistered, and all registrations and applications therefor, whether pending or abandoned, together with the goodwill associated with or symbolized thereby.

“No Shop Covenants” means the Company’s covenants set forth in Section 6.8.

“Open Source Software” shall mean any Software that is licensed pursuant to an open source license, whether or not source code is available or included in such license.

“Option Consideration” means, with respect to any Share issuable under a particular Option, an amount equal to (i) the Merger Consideration per Share less (ii) the exercise price payable in respect of each Share issuable under such Option.

“Options“ means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof to purchase Shares pursuant to the Stock Plans or any other Contract entered into by the Company or a Company Subsidiary.

“Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions in a timely manner.

“Patents” means, collectively, all patents and patent applications, including all provisionals, non-provisionals, continuations, divisionals, continuations-in-part, reexaminations and reissues and any and all extensions, whether pending or abandoned, and renewals of any of the foregoing, including without limitation supplementary protection certificates.

“Permitted Liens” means: (i) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (ii) liens or encumbrances disclosed in the Company SEC Reports; (iii) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions; (iv) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; and (vii) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any properties subject to Leases unless caused by the Company or any Company Subsidiary.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Tax Period.

“Restricted Stock” means any award of restricted Shares outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Restricted Stock Unit” means an award to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries of a right to receive, upon vesting, a Share, to the extent that such award is outstanding and unvested immediately before the Effective Time.

“Software” means all computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code or object code form, including libraries, subroutines and other components thereof.

“Stock Plans” means the Company’s Amended and Restated Stock Option Plan, 2004 Equity Incentive Compensation Plan (as amended) and the Employee Stock Purchase Plan (as amended).

“Superior Proposal” means any bona fide written offer obtained after the date of this Agreement and not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the outstanding voting equity securities of the Company or all or substantially all of the assets of the Company and the Company Subsidiaries on a consolidated basis, and is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its Company Financial Advisor and outside counsel), taking into account all relevant factors, (i) would, if consummated, result in a transaction that is more favorable to the holders of Shares from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions as contemplated by Section 9.1(d)(ii)(D) and (ii) is reasonably capable of being completed on the terms proposed, including with regard to any financing contemplated thereby.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (iii) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the Transactions.

“Tax” or “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, unclaimed property, charges and fees), including income, franchise, profits, corporation, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, Canada and provincial pension plan contributions, payroll, withholding, social security, unemployment and employment insurance contributions, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto whether disputed or not.

“Tax Authority” or “Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority.

“Trade Secrets” means any trade secrets under applicable Law anywhere in the world and all claims and rights related thereto.

“Voluntary Bankruptcy” means, with respect to the Company or any Company Subsidiary, (i) a general assignment by the Company or such Company Subsidiary, respectively, for the benefit of creditors, (ii) the filing of any petition or answer by the Company or any Company Subsidiary, respectively, seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or such Company Subsidiary, respectively, or its debts under any bankruptcy, insolvency, receivership, winding up, liquidation, reorganization, examination, relief of debtors or other similar Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, sequestrator or other similar official for the Company or any Company Subsidiary, respectively, or for all or substantially all of its property, or (iii) corporate or other entity action taken by the Company or any Company Subsidiary, respectively, to authorize any of the actions set forth above.

*    *    *    *

Exhibit C

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

UNSECURED PROMISSORY NOTE

$[•]	[•], California [•], 2010

FOR VALUE RECEIVED, the undersigned, ASSA ABLOY Inc., an Oregon corporation (“Parent”), promises to pay to the order of LaserCard Corporation, a Delaware corporation (the “Company,” together with its successors and assigns, the “Holder”), the principal amount of [•] AND 00/100 DOLLARS ($[•]), with interest from the date hereof on the unpaid principal balance hereunder at the rate of 3% per annum (on the basis of a 365 day year and the actual number of days elapsed).

1. Subject to Paragraph 4 below, the entire principal amount under this Promissory Note (this “Note”) shall be due and payable upon the first anniversary of the date hereof (the “Maturity Date”).

2. This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of either of the following events of default:

(a) Parent files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of Parent or all or any substantial portion of Parent’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due; or

(b) an involuntary petition is filed, or any proceeding or case is commenced, against Parent (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for Parent or to take possession, custody or control of any property of Parent, or an order for relief is entered against Parent in any of the foregoing.

3. Each payment under this Note shall first be credited to the payment of accrued and unpaid interest, and the remainder shall be credited against principal. All amounts due hereunder shall be payable without defense, set off or counterclaim, in lawful money of the United States of America. If a payment hereunder otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

4. This Note may be prepaid in whole or in part at any time without premium or penalty. Any prepayment shall be without penalty except that interest shall be paid to the date of payment on the principal amount prepaid.

5. THIS NOTE IS A FULL RECOURSE PROMISSORY NOTE. Upon the occurrence of a default hereunder the Holder may, at its option, upon written notice to Parent, declare immediately due and payable the entire principal balance hereof together with all accrued and unpaid interest thereon, plus any other amounts then owing pursuant to this Note, whereupon the same shall be immediately due and payable. If the level of interest otherwise chargeable under this Note would violate any applicable law, it shall, instead, accrue at the highest rate permitted by law.

6. No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of the Holder, and then only to the extent specifically set forth therein.

7. If any default occurs in any payment due under this Note, Parent and all endorsers hereof, and their successors and assigns, promise to pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by each Holder in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the Holder’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by any indulgence granted by the Holder to Parent.

8. Except as otherwise set forth herein, Parent and all endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest, notice of every kind, and the benefit of all statutes, ordinances, judicial rulings and other legal principles of any kind, now or thereafter enacted or in force, and agree that they shall remain liable for all amounts due hereunder notwithstanding any extension of time, right to stay of execution, any right of cure, right of exemption of any property from levy and sale upon execution of any judgment obtained by the Holder in respect of this Note, change in the terms of payment of this Note granted by the Holder, or any delay or failure by the Holder to exercise any rights under this Note. Parent and all endorsers hereof, and their successors and assigns, hereby waive the right to plead any and all statutes of limitation as a defense to a demand hereunder to the full extent permitted by law.

9. This Note shall inure to the benefit of the Holder shall bind the heirs, executors, administrators, successors and assigns of Parent. Parent shall not assign, sell, transfer or delegate any of its rights or duties under this Note without the prior written consent of the Holder, provided that Parent may assign, transfer or delegate any of its rights or duties under this Note to an affiliate, provided, further, that no such action shall limit the liability of Parent hereunder (which shall continue to be liable and responsible on behalf of any such affiliate). The Company shall not assign, sell, transfer or delegate any of its rights or duties under this Note without the prior written consent of Parent.

10. In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

11. Any notices under this Note shall be given by personal delivery or by nationally recognized overnight courier service. Notices shall be effective upon receipt or upon affirmative refusal to accept delivery.

12. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

13. Any term of this Note may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) Parent and (ii) the Holder. Any amendment or waiver so effected shall be binding upon Parent and the Holder and all of their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent has caused this Note to be duly executed the day and year first above written.

ASSA ABLOY INC.

By:

Name:

Title:

C-4